Exhibit 99.1

SYSTRAN FINANCIAL SERVICES CORPORATION POST-PETITION FACTORING AGREEMENT

This Post-Petition Factoring Agreement dated May 20, 2003 (the “Agreement”), is between SYSTRAN Financial Services Corporation, a subsidiary of Textron Financial Corporation (“SYSTRAN”) and its successor or assigns and Gasel Transportation Lines, Inc. and GTL Logistics, Inc. (jointly and severally  the “Customer”), whose address is set forth on the last page hereof.

                WHEREAS, Customer is engaged in the business of brokerage and transpiration freight; and

                WHEREAS, Customer filed a voluntary petition under Chapter 11 of the Bankruptcy Code on May20, 2003_______, case no. 03-57447, pending in the United States Bankruptcy Court for the Southern District of _Ohio_______ (the “Bankruptcy Case”), and is presently operating its business as a debtor-in-possession; and

                WHEREAS, prior to the commencement of the Bankruptcy Case, Customer and SYSTRAN were parties to a Factoring Agreement dated  May 1, 2003; and

                WHEREAS, Customer has requested that Systran enter into this Post-Petition Factoring Agreement, and Systran has agreed, subject to the approval of the Court in which the Bankruptcy Case is pending (the “Bankruptcy Court”);

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                      DEFINITIONS

(a)   “Bill(s)” means any right to payment for services rendered or goods sold by Customer to a Debtor evidenced by a writing which complies with the general requirements of SYSTRAN as those may be set forth in the Customer Information Manual, as described in Paragraph 2.5.

(b)   “Chargeback” the debit of a Bill or a “Special Purchase Bill(s)” to a Customer’s account.

(c)   “Commencement Date” means the date that the Customer first receives funds from SYSTRAN pursuant to the terms of the Agreement.

(d)   “Commercial Account” means any non “Transportation Account”.

(e)          “Debtor” means a person or entity obligated to pay a Bill.

(f)            “Maximum Approved Credit Line” means the amount of credit that is approved for Customer by SYSTRAN inclusive of deposit and advances against purchases of Bills that Customer’s total account is not to exceed.

(g)         “Maximum Debtor Credit Limit” means the maximum outstanding dollar amount and/or percentage concentration of Customer’s unpaid Bills open with SYSTRAN owing by an individual Debtor and/or its affiliates at any given time under the term of the Agreement.

(h)   “Minimum Anticipated Volume” means the dollar amount of Bills funded by SYSTRAN that Customer presents each month during the term of the Factoring Agreement for purchase by SYSTRAN  that meet the Maximum Approved Credit Line criteria and Maximum Debtor Credit Limit(s) established from time to time at the sole discretion of Systran in connection with Customer’s account.

(i)   “Obligation” means all indebtedness, liabilities and obligations whatsoever and of whatever nature owed by Customer to SYSTRAN, or any of its affiliates, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and how ever evidenced or acquired, whether joint or several or joint and several.

(j)   “Recourse” means the right to Chargeback a Bill(s) or “Special Purchase Bill(s)” to Customer.

(k)   “Special Purchase Bill(s)” means the purchase by SYSTRAN of Customer’s outstanding and unpaid Bills that have either been previously billed by Customer, financed by a lender, or sold and assigned to another company who buys Bills.  Special Purchase Bills shall be subject to all provisions of this Agreement.

(l)   “Transportation Account” means any Debtor doing business primarily with any aspect of the transportation industry such as freight carriers, brokers, forwarders, consolidators, and rail agents with the exception of steamship companies.

2.                                      PURCHASE OF BILLS

2.1           Customer agrees to present on a monthly basis, a Minimum Anticipated Volume of Bills for SYSTRAN to purchase which shall be equal to $1,000,000.00.  SYSTRAN, at its sole discretion, may purchase such Bills.  Bill(s) and or Special Purchase Bill(s) shall herein collectively be referred to as “The Bill(s)”.  Such sales shall be absolute and unconditional, subject only to Recourse as described herein.  Customer shall submit to SYSTRAN an original and one (1) copy, along with any document which SYSTRAN deems necessary, of each Bill which shall be attached to a schedule form provided by SYSTRAN.  Should any Debtor require any additional documentation as a prerequisite to payment, Customer will also provide such documentation with each Bill. For a Transportation Account, Customer shall also submit one (1) copy of the respective bill of lading. The bill of lading must be signed by the Customer, the shipper, and the consignee if the consignee’s signature is necessary for payment.

                2.2           SYSTRAN will settle with the Customer by providing to Customer by U.S. Mail, electronic mail, or via facsimile a settlement statement setting forth The Bill(s) and/or Special Bills purchased, the amount paid, and any deductions made for fees, charges or the “Deposit” and deposit funds as follows: [Customer shall choose one option] ☐ Mail funds due Customer. ☐ Deliver overnight funds due Customer via Federal Express next day service air. ☐ Wire transfer funds due Customer into bank account specified by Customer on wire authorization form. ☐ Deposit funds due Customer.     ____mjp_____ (initials)

2.3           Any payment to Customer may be reduced by SYSTRAN by any amount due from Customer to SYSTRAN, including but not limited to the security deposit, Chargebacks, fees and costs.

2.4           SYSTRAN may give notice to the Debtors of the assignment of  The Bill(s) by placing a legend on The Bill(s) stating The Bill(s) have been sold and assigned to SYSTRAN and are payable to SYSTRAN at an address designated by SYSTRAN.  Customer will not attempt to direct payment to any place other than to the SYSTRAN designated address.  Customer agrees to pay all costs and expenses incurred by SYSTRAN in giving such notice.  All proceeds of The Bill(s) received by Customer shall be delivered immediately to SYSTRAN in the identical form of payment received by Customer.  In the event that Customer collects directly from the Debtor, The Bill(s) which have been sold to SYSTRAN and Customer does not deliver immediately to SYSTRAN the identical form of payment received by Customer, Customer shall be in default hereunder and will be charged an administrative fee equal to fifteen percent (15%) of the face amount of The Bill(s) collected directly.  Customer agrees that any collection directly from the Debtor by Customer of The Bill(s) which have been sold to SYSTRAN will be considered a default under the terms of this Agreement, and that in addition to the administrative fee described herein, Systran will be entitled to pursue its other remedies permitted hereunder and under applicable law.

2.5           SYSTRAN has or will provide to Customer a Customer Information Manual, which is a guide to policy and procedures concerning daily submission of The Bill(s), collection efforts, and other matters.  The Customer Information Manual (the “Manual”) is not part of this Agreement. The procedures set forth in the Manual are only guidelines to ensure the efficient operation of SYSTRAN’s purchase of The Bill(s).  SYSTRAN may change any procedure in the Manual at any time, and may choose not to follow procedures in the Manual at its discretion.

3.                                      FEE(S)

3.1           SERVICE FEE(S).  Customer shall pay a fee of the face amount of all of The Bill(s) purchased by SYSTRAN as reflected on Exhibit A attached hereto (the “Service Fee(s)”).  The Service Fee(s) shall be payable upon the purchase of any of The Bill(s) by SYSTRAN, and SYSTRAN may collect Service Fee(s) either from payments owed to Customer or may bill the Customer periodically.  SYSTRAN may, upon prior notice to Customer, change any fee and such change shall be effective upon receipt of the notice to Customer; provided, that SYSTRAN may change the amount of any fee caused by a change in SYSTRAN’s cost of funds without prior notice to Customer, but must notify Customer of such change on Customer’s next settlement statement.  A fee change due to a change in cost of funds will be effective upon the date of the change which will be reflected on Customer’s settlement statement.  If, at any time during the term of this Agreement, there is an event of default by Customer including, but not limited to, a Federal Tax Lien filed against and attaching to the property of Customer or any of its principals, and the tax lien is satisfied to allow continued funding pursuant to this Agreement, SYSTRAN shall increase all of Customer’s Service Fee(s) by no less than one-half of one percent (0.5%) discount fee on the face of The Bill(s).

                3.2           MINIMUM FEE. In the event that Customer fails to sell to SYSTRAN the Minimum Anticipated Volume in any month, Customer shall pay a minimum fee to SYSTRAN which shall be equal to the amount obtained when the Minimum Anticipated Volume is multiplied by the current Service Fees reflected on Exhibit “A” attached hereto and as referenced in section 3.1 above, or as amended by SYSTRAN from time to time as reflected in Customer’s daily settlement statement (the “Minimum Fee”).  The Minimum Fee owing by Customer pursuant to this paragraph may be deducted from Customer’s funding.  In the event that Customer fails to sell the Minimum Anticipated Volume per month for each of any two consecutive months (the “Low Volume Period”), Customer’s Service fee will be increased at the beginning of the month immediately following the Low Volume Period at SYSTRAN’s discretion. At SYSTRAN’s discretion, the Service Fee will be returned to the last fee in effect should Customer’s monthly purchase volume exceed the Minimum Anticipated Volume per month for each of two consecutive months.

3.3           ADDITIONAL SERVICES and VALUE FEES.  From time to time during the term of this Agreement, Customer may request SYSTRAN to provide additional services and/or incur additional risk. Such additional services and/or additional risk shall include but not be limited to advances to the Customer by SYSTRAN which are not in conformity with the terms of the Agreement, extension of Customer’s contractual recourse under the Agreement, purchases by SYSTRAN of bills which are outside of the formulas and calculations defined in the Agreement (hereinafter such services shall be collectively referred to as the “Additional Services”).  Customer shall pay SYSTRAN the cost for added value for such Additional Services (hereinafter referred to as the “Value Fee (s)”). The Values Fee(s) will be reflected on Customer’s daily settlement statement.

3.4           PAYMENT OF ATTORNEYS’ FEES.  As a condition of Systran agreeing to enter into this Post-Petition Factoring Agreement, Customer has agreed to pay, and shall pay, Systran’s reasonable attorneys’ fees incurred in the preparation of this and related documents and otherwise incurred in the Bankruptcy Case.  Such attorneys’ fees are an additional part of the fees charged, and payment of them shall be secured by the post-petition lien granted hereunder and shall be part of Systran’s administrative expense allowed hereunder.  Systran may choose to collect these attorneys’ fees either from payments due Customer or may bill Customer periodically.

4.                                      DEPOSIT

4.1           In order to secure Customer’s Obligations hereunder, Customer shall deliver to SYSTRAN a deposit as stated in the Addendum as a percentage of Customer’s Bills that are ninety (90) days old or less computed from date of purchase (“Deposit”).

4.2           ADJUSTMENT OF DEPOSIT.  The amount of Customer’s Deposit will be reviewed and, if necessary, adjusted each day.  Increases in the amount of Customer’s Deposit will be withheld by SYSTRAN from payments to Customer. If sufficient Bills are not purchased to fund the increase, Customer will pay the amount of the increase upon demand.  Decreases will be repaid to Customer from Customer’s Deposit amount.

4.3           REPAYMENT OF DEPOSIT. Upon termination of the Agreement, (a) SYSTRAN may increase the Deposit percentage to 100%, in its sole discretion, and (b) all other sums that may become due to Customer by SYSTRAN will be included in the Deposit. Any shortfall in the Deposit shall bear interest at the rate of four percent (4%) per month.

4.4           ADMINISTRATIVE EXPENSE.  Systran shall receive a superpriority administrative expense under 11 U.S.C. § 364(c) in the Customer’s bankruptcy estate for all sums owed by the Customer to Systran arising hereunder, including without limitation Systran’s reasonable attorneys’ fees as described in Section 3.4 above.  The Customer shall not seek or permit the award of any other administrative expense under 11 U.S.C. §§ 330, 331, 503(b), 506(c) or 507(a), or any other applicable law, having priority over the claim or right of Systran to an administrative expense hereunder in the Bankruptcy Case.

5.                                      SECURITY INTEREST

5.1           The purchase of The Bill(s) of Customer by SYSTRAN is absolute, subject to the right to Chargeback.  In no event shall the purchase of Bills hereunder be construed as a loan.  In addition to the outright ownership of The Bill(s) purchased by SYSTRAN, to secure the payment and performance of Customer’s Obligations to SYSTRAN, Customer grants SYSTRAN a security interest in, and lien on, any and all now owned or hereafter acquired or created assets of Customer, including without limitation all Customer’s present and future Bill(s) and Special Purchase Bill(s), accounts, inventory, deposit accounts, chattel paper, contract rights, insurance contracts and proceeds, general intangibles, choses in action,  equipment, instruments,  real estate and fixtures, and documents, and the proceeds of the foregoing, including proceeds in the form of inventory and/or equipment, whether tangible or intangible, wherever located together with any and all cash and non-cash proceeds and products and accessions of the forgoing (the “Collateral”).  Such security interest is granted pursuant to 11 U.S.C. § 364(c)(2), and Customer shall not grant or permit to be granted any senior lien in said collateral senior in dignity to Systran’s security interest granted hereunder.

5.2           FINANCING STATEMENTS.  Customer shall not execute or file any financing statement, supplements or amendments thereto, or any other instruments or security agreement covering the Collateral described above in favor of anyone other than SYSTRAN.  Customer shall execute and deliver to SYSTRAN any financing statements, title documents, supplements hereunder or the priority of such security interest. CUSTOMER AUTHORIZES SYSTRAN TO SIGN ITS NAME TO ANY SUCH FINANCING STATEMENT AND FILE SAME IN CUSTOMER’S NAME COVERING THE COLLATERAL.  Customer shall pay all costs of filing such statements or instruments with appropriate governmental authorities together with the costs of all lien searches.  Customer agrees that either a carbon, photocopy, or other reproduction of this Agreement is sufficient as a financing statement under this Agreement.

5.3           SYSTRAN may, in its sole discretion, elect to discharge any security interest, lien or other encumbrance upon any of The Bill(s) for services rendered or goods sold purchased by SYSTRAN.  Any such payments and all expenses incurred in connection therewith shall be treated as a Chargeback.  Notwithstanding the foregoing, SYSTRAN shall have no obligation to discharge any such security interest, lien or encumbrance.

6.                                      RECOURSE, DISPUTES AND CHARGEBACKS

6.1           All of The Bill(s) are purchased by SYSTRAN from Customer with Recourse.  All of The Bill(s) may be Chargedback to Customer at any time after ninety (90) days for a Commercial Account and steamship companies, and sixty  (60) days for Transportation Account(s) after the purchase date of The Bill(s) if not collected from Debtor within such period or at any time, if SYSTRAN determines, in its sole discretion, that The Bill(s) is not collectible.  All of The Bill(s) owing by Canadian Debtors or logistics companies are subject to Chargeback sixty (60) days from the date of purchase by SYSTRAN. All Special Purchase Bills are subject to Chargeback sixty (60) days from the date of purchase by SYSTRAN.  SYSTRAN shall not deem a disputed Bill or Special Purchase Bill uncollectable without allowing Customer a reasonable time to settle the dispute not to exceed fourteen (14) days from notice of dispute.  It is within SYSTRAN’s discretion as to when The Bill(s) over such time periods may be Chargedback to Customer.

6.2           SYSTRAN reserves the right, however, from time to time and at its absolute discretion, to Chargeback to Customer any of The Bill(s) which do not conform to the representations and warranties set forth in the Agreement or are discovered not to conform with the reasonable standards which SYSTRAN may set for The Bill(s).  SYSTRAN shall have a continuing security interest in any and all of The Bill(s) which are Chargedback to the Customer. Chargeback of any of The Bill(s) does not authorize Customer to collect any outstanding sum owing on The Bill(s) from a Debtor.

6.3           COLLECTION OF BILLS.  SYSTRAN may, but is not required to, commence any action, including legal action, to collect The Bill(s).  All costs of collection, including attorney fees, court fees, and costs of investigation, will be charged to the Customer.  Prior to any event of default by a Debtor, SYSTRAN will commence litigation only with Customer’s authorization.  Subsequent to an event of default, SYSTRAN may file suit as it deems necessary without Customer’s authorization.  In the event of default, Customer hereby grants authorization to SYSTRAN to settle or compromise any freight bill dispute, including litigation, with any uncollected amount being subject to Chargeback, together with all other amounts for which Customer is obligated to SYSTRAN.

6.4           CLEARANCE DAYS.  Clearance Days shall mean (i) three (3) business days for checks drawn on banks located within the United States and for all electronic funds transfers, and (ii) three (3) business days for all other payments.  For all purposes and computations under this Agreement, Clearance Days will be added to the date on which any payment is received by SYSTRAN.

7.             WARRANTIES AND REPRESENTATIONS

7.1           Customer warrants and represents with respect to all of The Bill(s) sold to SYSTRAN that (a) The Bill(s) are genuine and in all respects what they purport to be; (b) Customer has good title to The Bill(s) and The Bill(s) are free and clear of all encumbrances, liens and prior claims, and that the Customer has the legal right to sell The Bill(s); (c) Customer has no knowledge of any fact which may impair the validity of The Bill(s) or make them uncollectible in accordance with its terms and face amount; (d) for transportation Customers, The Bill(s) were made in accordance with the laws and the regulations of the Federal Highway Administration or other federal regulatory agency, and the appropriate state regulatory commission or made according to lawful and valid contracts which Customer has executed; (e) for transportation Customers, The Bill(s) are supported by lawful, effective and complete bills of lading or other contract of carriage together with bona fide, genuine, valid and signed delivery receipts, and Customer will not modify or delete any of the terms of the original Bills or Special Purchase Bills or bill of lading with respect to same; (f) there are no counterclaims or setoffs or defenses existing in favor of the Debtor, whether arising from the services provided or goods sold which are the subject of The Bill(s) or otherwise and there has been no agreement as to the issuance or granting of any discount on The Bill(s); (g) The Bill(s) are not a duplicate of and do not cover the same services provided or goods sold as a Bill or Special Purchase Bill previously purchased by SYSTRAN from the Customer or billed directly by the Customer to the Debtor; (h) Customer does not own, control, or exercise dominion over the business of any Debtor whose Bills or Special Purchase Bills are factored by Customer to SYSTRAN,  Customer is not a subsidiary of any Debtor and no Debtors control or exercise dominion over the business of Customer; (i) Customer will not under any circumstances or in any manner whatsoever interfere with any of SYSTRAN’s rights under this Agreement in connection with SYSTRAN’s factoring of The Bill(s); (j) Customer has not and will not pledge the credit of SYSTRAN to any person or business for any purpose whatsoever; (k) for non-transportation Customers, until the sale by Customer to Debtor of the goods described in The Bill(s), Customer had good title to the goods sold, the goods were free of all encumbrances, liens and prior claims, and Customer had the legal right to sell the goods.

                7.2           If the Customer is a corporation, partnership or limited liability company, it is duly organized, existing, and in good standing under the laws of Ohio.  If Customer represents him or herself to be a sole proprietorship or a partnership, such representation shall be deemed conclusive and binding upon Customer.  Customer is duly qualified to do business and is in good standing in every other state in which such qualification is required.  If Customer is a corporation, partnership or limited liability company, execution, delivery and performance hereof are within its corporate or entity powers, have been duly authorized, and are not in contradiction of law or the terms of its charter, by-laws, partnership agreement, operating agreement or other entity papers, or any indenture, agreement or undertaking to which it is a party or by which it is bound, except that Customer may not enter into this Post-Petition Factoring Agreement absent the approval of the Bankruptcy Court.  In addition, the Customer has all licenses and certificates necessary for the operation of its business and the issuance of The Bill(s).

8.                                      AUTHORITY

Customer irrevocably authorizes SYSTRAN or any person designated by SYSTRAN to: bill, receive and collect all amounts which may be due or become due to Customer from Debtors and to use Customer’s name for purposes of billing and collection of amounts due; delete Customer’s address on all invoices mailed to Debtor and substitute SYSTRAN’s address; receive, open and dispose of all mail addressed to Customer or Customer’s trade name at SYSTRAN’s address; negotiate checks received in payment whether payable to Customer or to SYSTRAN, endorse the name of Customer or Customer’s trade name on any checks or other evidences of payment that may come into the possession of SYSTRAN on The Bill(s) purchased by SYSTRAN and on any invoices or other document relating to any of The Bill(s); in Customer’s name, or otherwise, demand, sue for, collect and get or give releases for any and all monies due or to become due on The Bill(s); compromise, prosecute, or defend any action, claim or proceeding as to The Bill(s) purchased by SYSTRAN; take all steps necessary to ensure payment of such amounts due and do any and all things in Customer’s name necessary and proper to carry out the purpose intended by this Agreement.

9.             ADDITIONAL DOCUMENTS

The Customer shall execute and deliver all such additional and further instruments as may be reasonably requested by SYSTRAN in order to more completely vest in and assure to SYSTRAN and make available to it, the property and rights herewith or hereafter granted or assigned and transferred to SYSTRAN as Collateral and to evidence the sale of The Bill(s) to SYSTRAN and to carry into effect the provisions and intent of this Agreement.

10.                               LOCATION OF BOOKS AND RECORDS, PLACE OF BUSINESS

Customer’s place of business is the one set forth in this Agreement and all of its books, accounts, correspondence, papers and records pertaining to the services performed or sales of products are located there, and all such books, accounts, correspondence, papers and records will be opened for SYSTRAN’s inspection at all reasonable times.

11.                               INDEMNIFICATION OF SYSTRAN; SALES AND EXCISE TAXES

Customer will indemnify and hold SYSTRAN harmless against any and all liability, loss or expense, including attorney’s fees and costs, caused by or arising out of any claims or alleged claims asserted relating in any manner to The Bill(s) purchased by SYSTRAN hereunder or subject to SYSTRAN’s security interest, including, but not limited to, claims asserted against SYSTRAN pursuant to Chapter 5, Title 11 of the United States Code.  In the event any sales or excise taxes are imposed by any state, federal or local authorities with respect to any of The Bill(s) sold and assigned hereunder, where such taxes are required to be withheld or paid by SYSTRAN, Customer shall also indemnify SYSTRAN and hold it harmless with respect to all such taxes and hereby authorizes SYSTRAN to charge to Customer’s account any such tax that is paid or withheld by SYSTRAN.  SYSTRAN may charge the Deposit or initiate legal proceedings to collect any amount due under this paragraph.  This paragraph shall survive and remain effective following the termination of the Factoring Agreement.

12.                               FINANCIAL INFORMATION

So long as Customer factors or has any absolute or contingent obligation of any kind owing to SYSTRAN, the Customer will provide information regarding the business, affairs and financial condition of Customer and its subsidiaries as SYSTRAN may reasonably request, including financial statements.

13.          BANKRUPTCY

                Customer agrees to notify SYSTRAN of any voluntary or involuntary bankruptcy petition filed by or against it or any guarantor within twenty-four (24) hours of such filing.

14.                               REORGANIZATION, ACQUISITIONS, CHANGE OF NAME OR LOCATION

Customer will not, and will not permit any subsidiary to merge or consolidate with or into any corporation or other entity, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.  Customer shall notify SYSTRAN in writing not less than thirty (30) days prior to (a) any change of its name or use of any trade names; or (b) any change in the address of the chief executive office and/or chief place of business of Customer or the location of any records pertaining to The Bill(s).

15.                               LITIGATION

Except as disclosed in writing, Customer represents and warrants to SYSTRAN as follows: There are no suits or proceedings pending or to the knowledge of Customer, threatened against or affecting Customer or any of its subsidiaries which, if adversely determined, would have a material adverse effect on the financial condition or business of Customer and its subsidiaries and there are no proceedings by or before any governmental commission, board, bureau, or other administrative agency pending or, to the knowledge of Customer, threatened, against Customer or any of its subsidiaries.  Further, Customer represents and warrants there is no claim, loss contingency, or proceeding, whether or not pending, threatened or imminent, against or otherwise affecting Customer that involves the possibility of any judgment or liability not fully covered by insurance or that may result in a material adverse change in the business, properties, or condition, financial or otherwise, of Customer.  The parties, however, acknowledge that Customer is the debtor in the Bankruptcy Case.

16.                               TRADE NAMES

Customer represents and warrants to SYSTRAN that it utilizes no trade names or assumed business names in the conduct of its business except Gasel Transportation Lines, Inc. and GTL Logistics, Inc.

17.                               TAXES; BANKRUPTCY REPORTS

Customer represents and warrants to SYSTRAN that: (a) Customer has filed all federal, state, and local tax returns and other reports it is required to file, (b) has paid or made adequate provision for payment of all such taxes, assessments, and other governmental charges, and (c) has filed an will file all reports and other papers required to be filed in the Bankruptcy Case, and has paid and will pay all fees required to be paid in the Bankruptcy Case.

18.                               TERM AND TERMINATION

18.1         This Agreement is for a term of twelve (12) full months to begin on the Commencement Date as defined in paragraph 1(c) herein.  The term of this Agreement shall renew automatically for consecutive twelve (12) month terms unless sooner terminated in accordance with the terms of the Agreement.  Customer may terminate this Agreement effective at the end of any term by giving thirty (30) days prior written notice to SYSTRAN at the address set forth in this Agreement.  Customer may continue to offer any of The Bill(s) to SYSTRAN during such thirty (30) day period.  SYSTRAN may terminate this Agreement at any time and for any reason by notifying Customer in writing of such termination.

18.2         All of Customer’s representations, warranties, and other provisions of this Agreement shall survive such termination until SYSTRAN has been paid in full and Customer has fully performed all of its obligations.  In addition, should any transfer of money or property to SYSTRAN hereunder be avoided in a bankruptcy proceeding involving Customer, any Debtor of Customer, or otherwise, then Customer’s Obligations hereunder shall be reinstated and/or supplemented to the extent of the avoided transfer, whether or not this Agreement has otherwise been terminated.

18.3         Notwithstanding the foregoing, Customer has the option to terminate this Agreement prior to the end of any term by giving SYSTRAN thirty (30) days prior written notice.  Customer may continue to offer any of The Bill(s) to SYSTRAN during such thirty (30) day period.  Customer shall be deemed to have terminated this Agreement prior to the end of any term on the date that Customer shall have ceased presenting The Bill(s) to SYSTRAN in the normal course for an uninterrupted period of thirty (30) days (“Deemed Termination”).  Upon notice of early termination, or the date of a Deemed Termination by Customer, prior to the end of any term, whether or not Customer continues to offer The Bill(s) to SYSTRAN during the thirty (30) day notice period applicable to Customer, Customer shall be obligated to pay to SYSTRAN, and Customer’s Deposit may be charged, an early termination premium (“Early Termination Premium”) in an amount equal to sixty-five hundredths of one percent (.65%), or the then current Service Fee specified in Section 3.1 or any subsequent amendment to Section 3.1, whichever fee is greater, times the dollar volume of The Bill(s) purchased by SYSTRAN during the month in which Customer’s dollar volume of The Bill(s) purchased by SYSTRAN was the greatest multiplied by the number of months remaining in the then current term, or eleven (11) months, whichever is lower.

18.4         Any partial month remaining in the current term shall constitute a full month for the purpose of calculating the Early Termination Premium.  In addition, if SYSTRAN buys Bills from Customer as part of a Special Purchase Bill, and should Customer terminate this Agreement within the first four (4) months of the term of this Agreement, Customer’s Deposit shall be charged an Early Termination Premium in the amount of the balance of the Deposit on the termination date.  The termination date shall be thirty (30) days after SYSTRAN’s receipt of the termination notice or on the Deemed Termination date, unless a termination notice specifies a date that is more than thirty (30) days but less than sixty (60) days after SYSTRAN’s receipt of the termination notice.

18.5         If SYSTRAN terminates this Agreement prior to the end of any term upon any default in the performance of Customer under this Agreement, in view of the impracticality and extreme difficulty in ascertaining actual damages and by mutual agreement of the parties as to the reasonable calculation of SYSTRAN’s lost profits as a result thereof, Customer shall be obligated to pay SYSTRAN upon the effective date of such termination, and Customer’s Deposit may be charged, a premium in an amount equal to the Early Termination Premium as set forth above. If Customer terminates this Agreement pursuant to the terms thereof, Customer shall immediately remit and pay to SYSTRAN, at the time of termination, all Obligations due and owing to SYSTRAN and/or its affiliates by Customer, under this and any other Agreement.

19.                               EVENTS OF DEFAULT

19.1         The following shall be events of default under the terms of this Agreement:  (a) default by Customer in the performance of any Obligation to SYSTRAN or any other financial institution or bank; (b) Customer agrees to the appointment of a receiver for its assets, makes general assignment for the benefit of creditors or declares that it is unable to pay its debts as they mature; (c) any representation or warranty made by Customer to Systran is found to be false or misleading; (d) the Bankruptcy Case is dismissed or converted to a Chapter 7 liquidation, or a Trustee is appointed in the Bankruptcy Case; (e) any involuntary petition under the Bankruptcy Code or similar statute has been filed against the Customer and not dismissed within sixty (60) days after filing without the entry of an order for relief; (f) the issuance of an attachment, execution, tax assessment or similar process against the Customer or its property which is not released within ten (10) days of its attachment; (g) any change in the conditions, financial or otherwise, of the Customer which reasonably causes SYSTRAN to deem itself insecure.

19.2         In addition to all other remedies provided by law, upon the occurrence of an event of default, SYSTRAN may immediately, and without notice to the Customer, (i) terminate this agreement, and (ii) increase the amount of the Deposit required under Section 4 of this Agreement to one hundred percent (100%) of the outstanding amount of Bills purchased from the Customer (“100% Deposit”), and the Customer shall immediately deliver to SYSTRAN funds sufficient to create this 100% Deposit.

19.3         SYSTRAN may, upon default under the Agreement or any of the agreements, collect any Obligation owing to SYSTRAN or any of its affiliates by debiting Customer’s account, attach any funds owing to Customer by SYSTRAN or its affiliates, and exercise any other remedy available to SYSTRAN under the Agreements or at law. Any deficiency arising under this Agreement shall accrue interest at the annual rate of twelve percent (12%) or the highest amount allowed by law, whichever is higher, from the date the deficiency is incurred.

 19.4        In addition to the above, in the event of a default hereunder, and in addition to all other remedies available in law or equity, Systran may declare all amounts owed hereunder to be due and payable immediately, and it may commence a lawsuit in a court of competent jurisdiction for the purpose of collecting such sums.  Systran also may, in its discretion and without waiving any other remedy it may have, immediately set off against the sums it is owed all amounts held in the Deposit, without the necessity of obtaining a stay relief or other order from the Bankruptcy Court.

20.          EXPENSES

20.1         Customer shall reimburse SYSTRAN for all fees, costs and expenses incurred by SYSTRAN in relation to this Agreement.  SYSTRAN may, at any time, and without regard to any remedy listed above, demand from Customer payment of the outstanding fees, costs and expenses.

20.2         ATTORNEYS’ FEES. With respect to any default under this Agreement, Customer shall reimburse SYSTRAN for all costs and expenses incurred by attorneys, including both SYSTRAN’s in-house attorneys and outside attorneys’ and paralegals’ whether or not a lawsuit or other court action is actually filed in connection with the event of default.  In the event that a suit, action, arbitration, or other proceeding of any nature, including, without limitation, any proceeding under The Bankruptcy Code, any action seeking a declaration of rights or an action for rescission is instituted to interpret or enforce this Agreement, including, but not limited to such fees and costs associated with trial and appeals, Customer agrees to pay the reasonable attorneys’ fees incurred in connection with any such proceeding as awarded by the court.

20.3         OTHER PROFESSIONALS AND EXPERTS.  With respect to any event of default under this Agreement, SYSTRAN in its sole discretion may retain accountants, auditors, appraisers and other experts and the Customer agrees to pay the professional fees, expert fees and all other fees and costs reasonably and actually incurred in connection with the services provided.

20.4         NO LIEN TERMINATION WITHOUT RELEASE.  In recognition of SYSTRAN’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Customer, SYSTRAN shall not be required to record any terminations or satisfactions of any of SYSTRAN’s liens on the Collateral unless and until Customer has executed and delivered to SYSTRAN a general release in a form reasonably satisfactory to SYSTRAN.  Customer understands that this provision constitutes a waiver of its rights under §9-404 of the UCC.

                20.5        JURY TRIAL WAIVER.  IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

21.                               JURISDICTION AND VENUE

This Agreement shall be deemed to be a contract under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of that state.  Customer irrevocably agrees that any legal action or proceeding brought by or against Customer with respect to the Agreement shall be brought in the courts of the State of Oregon or in the U.S. District Court for the District of Oregon.  Customer consents to the jurisdiction of such courts and that the venue for any such action shall be the County of Clackamas.  This provision shall not limit the right of SYSTRAN to bring such actions or proceedings against Customer in the court of such other states or jurisdictions where Customer may be subject to jurisdiction.  Customer expressly authorizes service of process in any such suit or action on its behalf upon Registered Agent: See Addendum                 , at  (address)                See Addendum                                                                                                                                   or upon such other agent as SYSTRAN may approve in writing, as its agent for such purposes and that service may be deemed complete upon delivery via expedited national overnight delivery service. Responses to any such lawsuit by Customer must be filed and served within twenty (20) days after receipt of service of process.  As used herein, process shall be deemed received upon the earlier of (i) actual receipt of process, as evidenced by an executed certified mail return, and (ii) ten (10) days after the date on which process is mailed by Systran.  This section shall remain effective upon the resignation of Registered Agent, or upon the Registered Agent’s change of address, except the address to which process can be mailed shall be changed if Systran is informed in writing, prior to the mailing of any process, of a new Registered Agent or address to which process should be mailed.

22.          WAIVER, NOTICE

The waiver by SYSTRAN of the breach of any term of this Agreement or of the compliance therewith shall not be construed as a waiver of any other breach or compliance.  Notices from either party to the other shall be given in writing and mailed postage prepaid, registered or certified mail, or placed in the hands of a national overnight delivery service, addressed to the addresses set forth opposite each party’s name below, or at such other address as either party may hereafter advise the other in writing.

23.                               ASSIGNMENT

Customer may not assign any of its rights or obligations hereunder.  SYSTRAN may assign or grant a security interest in this Agreement or in any of The Bill(s) purchased by SYSTRAN.  SYSTRAN may assign any of its rights and remedies with respect to The Bill(s) including the right to notify Debtors to make payment to SYSTRAN’s assignee.

24.                               SEVERABILITY

The provisions of this Agreement are severable and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable such holding shall not affect or impair any other provisions hereof.

25.                               COMPLETE UNDERSTANDING

This Agreement comprises the complete understanding among the parties and may only be varied by a writing executed by the parties hereto.  Paragraph headings are for convenience only.

26.          THIRD PARTY CONSULTATION

Customer hereby agrees and acknowledges that it has had the opportunity to seek out and consult with legal counsel and/or independent business advisors of its own choosing in connection with the negotiation, execution and delivery of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement, or any part hereof to be drafted.

27.          NO OFFER/COMMITMENT

The presentation of this Agreement to Customer does not constitute either an offer or commitment to purchase The Bill(s) or to extend credit to Customer.

28.          CREDIT INFORMATION

                Customer authorizes SYSTRAN or any of its affiliates to obtain credit bureau reports, and make other credit inquiries that it determines are necessary.  On Customer’s written request, SYSTRAN will inform Customer whether SYSTRAN has requested a consumer credit report and the name and address of any consumer credit reporting agency that published a report.  Customer acknowledges that without further notice SYSTRAN may use or request additional credit bureau reports to update its information so long as Customer obligations to SYSTRAN are outstanding.

29.                               GUARANTORS

The parties acknowledge that Michael J. Post and Gasel Driver Training Schools, Inc. have executed personal guaranties of the obligations of Customer arising hereunder, and that Systran would not enter into this Post Petition Factoring Agreement without said personal guaranties.

SYSTRAN FINANCIAL SERVICES CORPORATION

By:
Title:
Date:
Address: 4949 SW Meadows Drive
Suite 500
Lake Oswego, Oregon 97035

Gasel Transportation Lines, Inc.

WITNESS:
By:		By:
Print Name:		Print Name:
Title:		Address:
Date:
Phone:

Address:	Rt. 4 Box 181A
Marietta, OH 45750

GTL Logistics, Inc.

WITNESS:
By:		By:
Print Name:		Print Name:
Title:		Address:
Date:
Phone:

Address:	Rt. 4 Box 181A
Marietta, OH 45750

EXHIBIT “A”

TO FACTORING AGREEMENT DATED May 1, 2003

The terms used in this Exhibit A have the same definitions as those used in the Factoring Agreement.  In case of conflict of definition, the definitions in this Exhibit “A” shall prevail.

Customer shall pay a discount fee of twenty five hundredths of one percent (.25%) of the face amount of all Bills purchased (“Discount Fee”).  In addition, Customer shall pay a fee at an annual rate equal to prime plus two percent (2%) of all funds employed to purchase Bills (“Prime Plus Fee”).  Prime is defined as the prime rate as announced by Wells Fargo Bank, N.A. Funds employed shall be calculated by SYSTRAN on a daily basis based upon bills unpaid and outstanding, less the deposit.  The above Discount Fee and Prime Plus Fee may be deducted from Customer’s funding for Bills purchased pursuant to the Factoring Agreement or Systran may bill Customer.  A change in the Prime Plus Fee due to a prime rate change will be effective upon the date of the change, which will be indicated on the settlement statement.

A managed account shall also be created for all Bills that Systran is unable to purchase and all Bills which Customer does not want to factor (the “Managed Account”).  Customer shall pay one-tenth of one percent (.10%) of the face amount of all Managed Account Bills (“Managed Account Fee”).  The deposit on the Managed Account is 100%.

Customer shall pay a closing fee (the “Closing Fee”) in the amount of $17,500.00, to be deducted from funds due Customer on the first day of funding to Customer by SYSTRAN.  Customer shall also pay an annual line fee of $17,500.00 (the “Annual Line Fee”).  The Annual Line Fee shall be deducted from Customer’s funding on the anniversary date of the first funding date, annually.

Gasel Transportation Lines, Inc.

By:	M J Post
Title:	Pres
Date:	5-20-03

GTL Logistics, Inc.

By:	M J Post
Title:	Pres
Date:	5-20-03

ADDENDUM TO THE FACTORING AGREEMENT

This Addendum is to the Factoring Agreement (the “Agreement”), dated May 20, 2003 between Systran Financial Services Corporation (“SYSTRAN”) and Gasel Transportation Lines, Inc. and GTL Logistics, Inc. (jointly and severally the “Customer”).

•                  Paragraph 2.1 is hereby amended by adding the following two sentences to the end of the paragraph:

Customer shall submit to SYSTRAN all Bills for which proof of delivery has not yet been received by the Customer, (the “Unbilled Invoices”) so long as the aggregate total amount of Unbilled Invoices purchased does not exceed the lesser of; (a) two hundred fifty thousand dollars ($250,000.00) or; (b) twenty percent (20%) of Customer’s regular Bills/invoices purchased that are ninety (90) days old or less as computed from the date of purchase.  Customer shall have ten (10) days from date of purchase of any Unbilled Invoice to present, on an Invoice Schedule form provided by SYSTRAN, one (1) copy of every Bill/invoice related to any Unbilled Invoices along with proof of delivery for each Bill presented. Customer may submit to SYSTRAN via facsimile or electronic mail copies of Unbilled Invoices / dispatch sheets.

•                  Paragraph 2.4 of the Agreement is hereby amended to include the following:

Customer may mail all Bills directly to account debtors.  All Bills so directly mailed by Customer must be stamped with SYSTRAN’s notice of assignment attached as Exhibit “A.”  Customer will provide copies of all Bills, together with signed copies of the respective proof of delivery prior to Systran considering them for purchase.  Nothing in the Addendum shall obligate SYSTRAN to purchase any Bill.

•                  Paragraph 4.1 is hereby amended in the following particulars only:

In order to secure Customer’s Obligations hereunder, Customer shall deliver to SYSTRAN a deposit equal to thirty  percent (30%) of Customer’s Unbilled Invoices (“Deposit A”) and Customer shall deliver to SYSTRAN a deposit equal to ten (10%) of Customer’s regular Bills that are ninety (90) days old or less computed from the date of purchase (“Deposit B”). Deposit A shall be repaid to Customer upon receipt of the copy of the regular Bill/invoice by SYSTRAN, whether in the form of a photocopy, a facsimile copy or a scanned copy via Electronic Data Interchange. Both Deposit A and Deposit B shall be collectively known as “Deposit” for the purposes of the remaining sections of this Agreement.

•                  Paragraph 18.1 is hereby amended by adding the following language:

Customer may request that SYSTRAN perform the necessary due diligence in order to consider the Customer as a candidate for conversion to an Asset Based Loan (“ABL”).  In the event Customer selects this option and the conversion to ABL is approved, additional credit underwriting and new loan documentation may be required by SYSTRAN pursuant to its lending criteria and the Early Termination Premium will be waived.

•                  Paragraph 21 of the Agreement shall be amended to include the Registered Agents listed below:

Customer:	Registered Agent:
Gasel Transportation Lines, Inc.	Michael J. Post
PO Box 1199
Marietta, OH 45750

                GTL Logistics, Inc.                                                             Allen M. Blue

5542 Columbus Pike Ste. D

Lewis Center,  OH  43035

The parties agree that the terms of this Addendum shall be incorporated in terms of the Agreement.  All defined terms in the Addendum shall have the same meaning as the defined terms in the Agreement.

Systran Financial Services Corporation

By:	/s/
Title:
Dated:	May 20	, 2003

Gasel Transportation Lines, Inc.		GTL Logistics, Inc.
By:	/s/ M J Post	By:	/s/ M J Post
Print Name:	Michael J. Post	Print Name:	Michael J. Post
Title:	President	Title:	President
Dated:	5-20-03 , 20	Dated:	5-20-03 , 20

Exhibit “A” to the Addendum

Remit Only To:

Systran Financial Services Corp.

P.O. Box 640296

Pittsburgh, PA 15264-0296

This account is sold, assigned and payable to SYSTRAN.